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                                                                    EXHIBIT 2.2

                      ROBERTS OIL AND GAS, INC. LETTERHEAD


March 14, 1997


ROGI International Inc., S.A.
Frederico Boyd No. 7
Panama
Republic of Panama

Attn: Harold Crum, Agent

Reference:The purchase of the authorized and unissued shares of
                 Roberts Oil and Gas, Inc., ("ROGI")

Subject:         Letter of Agreement

Dear Mr. Crum:

         We wish to conform the acceptance of your offer to purchase 6,000,000 authorized and unissued shares of Roberts Oil and Gas, Inc. We understand the offer is as follows:

         1.      CASH - None

         2                ASSETS - A minimum of US $10,500,000.00 worth of hard
                 assets transferred to ROGI as additional paid capital, beneficial ownership/stewardship of Colombian Chimichuaga Association Contract.

                 a)       The transfer is to start immediately.

                 b) A current audit or value opinion will be provided to ROGI in a form acceptable to their auditors and/or stock exchange that will verify or attest to the value.

         3. STOCK - Corporate shares will be issued in return for assets paid to ROGI as follows:

                 a) Each share will be issued on an arbitrary value of US $0.55 equals one (1) share.

                 b) Corporate shares of two million (2,000,000) of authorized and unissued stock will be issued to any entity or person as directed by Geopozos, S.A.

                 c) Corporate shares of four million (4,000,000) of authorized and unissued stock will be issued to any entity or person as directed by ROGI International, Inc. S.A.

         I hope the foregoing states the current agreement as derived from our meeting this day.

         Agreed to and accepted by ROGI Board of Directors this date.


------------------------------             -------------------------
Earl Roberts                               Date
Chairman, CEO, President
Roberts Oil and Gas, Inc.

------------------------------             -------------------------
Harold T. Crum                             Date
Agent for:
ROGI International Inc., S.A.